EXHIBIT 10.3

This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement dated as of February 4, 2002 among Purchaser (as defined below), the Company (as defined below) and LaSalle Bank National Association, to the indebtedness (including interest) owed by the Company pursuant to that certain Amended and Restated Credit Agreement dated as of August 14, 2001 among the Company and LaSalle Bank National Association, as such Credit Agreement has been and hereafter may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination and Intercreditor Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination and Intercreditor Agreement.

SUBORDINATED PROMISSORY NOTE

$110,000	February 4, 2002

FOR VALUE RECEIVED, CTN Media Group, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of U–C Holdings, L.L.C. (“Purchaser”) the principal sum of

One hundred ten thousand and 00/100 Dollars ($110,000)

or such lesser principal amount then outstanding, together with all accrued and unpaid interest thereon.  Interest on the principal amount of this Note will accrue from and including the date hereof to and including the date such principal amount is paid, at 2.73% per annum or, if lower, the highest rate established by applicable law (based on a year of 360 days and computed on the number of days actually elapsed).

The Company shall pay the principal amount of $6,111.11 (or such lesser principal amount then outstanding) to the holder of this Note on the last business day of each month, together with all accrued and unpaid interest on the principal amount being repaid, starting as of February, 2002.  On April 30, 2002, in addition to the above mentioned payment of the principal amount of $6,111.11, the Company shall make an additional one-time payment in the principal amount of $12,222.22, so that the total principal amount to be paid by the Company to the holder of this Note on April 30, 2002 shall be $18,333.33.  Also, on or before February 15, 2002 the Company shall make an additional one-time payment in the principal amount of

$6,111.11 so that the total principal amount to be paid by the Company to the holder of this Note for the month of February, 2002 shall be $12,222.22.

The Company may prepay amounts due on this Note in whole or in part without penalty or premium at any time.  Any payment of principal by the Company will be accompanied by all accrued and unpaid interest on the principal sum being repaid.  The holder of this Note will note all partial payments of principal and accompanying payments of interest on the face or reverse side of this Note.  All such prepayments shall be applied to reduce future installments in order of maturity.

This Note is subject to the terms and conditions of a Termination and Purchase Agreement dated as of the date hereof, as amended, by and between Purchaser, Daniel D. Davenport (“Executive”) and the Company (the “Termination Agreement”), which agreement (as amended in accordance with its terms) is hereby incorporated herein in full by reference.  Except as otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Termination Agreement.

This instrument is subject to the terms and conditions of a Subordination and Intercreditor Agreement (the “Subordination Agreement”) dated as of the date hereof in favor of LaSalle Bank National Association, which agreement (as amended in accordance with its terms) is incorporated herein by reference.

In the event of a material breach, at any time, by Executive of the Termination Agreement or a breach, at any time, by Executive the Surviving Provisions of the Employment Agreement, Executive shall not be entitled to receive any amounts owing under this Note (assuming Executive is the holder of this Note at such time).

This Note shall not be assignable by Purchaser other than to Executive and, upon such receipt by Executive, shall inure to the benefit of Executive.  So long as the Subordination Agreement is in effect, this Note shall not be assignable by Executive, in whole or in part, except in accordance with Section 2.6 of the Subordination Agreement.  The Company’s obligations hereunder shall be binding upon its successors and assigns; provided that no assignment (including, without limitation, by operation of law or otherwise) shall relieve the Company from its obligations hereunder, which shall remain the primary obligations of the Company.  Notwithstanding the foregoing, in the event of Executive’s death, Executive’s heir or legatee shall take the rights herein granted subject to the terms and conditions hereof.

Subject to the terms of the Subordination Agreement, if Executive cannot collect this Note without the assistance of an attorney at law, he shall be entitled to reimbursement of reasonable attorney’s fees and court costs.

This Note shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

*   *    *    *    *

IN WITNESS WHEREOF, the undersigned has duly executed this Subordinated Promissory Note as of the date first written above.

CTN MEDIA GROUP, INC.

By:	/s/ Neil H. Dickson

Name: Neil H. Dickson

Title: Chief Operating Officer